FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2006

VoIP, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 17, 2006, we issued and sold $2,905,875 in secured convertible notes (the “Convertible Notes”) to twelve accredited investors, for a net purchase price of $2,324,700 (after a 20% original issue discount) in a private placement. Proceeds of approximately $1,436,900 (before closing costs of $308,735) were paid in cash to the Company at closing, and $887,800 of the proceeds were used to repay three outstanding promissory notes held by three of the investors in the private placement. The investors also received five-year warrants to purchase a total of 10,378,125 shares of the Company’s common stock at an exercise price of $0.43 per share (the “Class C Warrants”).

The Convertible Notes are secured by a subordinated lien on the Company’s assets, are not interest bearing, and are due on December 31, 2007. The note holders may at their election convert all or part of the Convertible Notes into shares of the Company’s common stock at the conversion rate of $0.28 per share, subject to adjustment as provided in the notes.

Pursuant to the subscription agreement between the Company and the investors (the “Subscription Agreement”), there may be a second closing for the sale of up to $3,125,000 of additional Convertible Notes in exchange for $2,500,000 less costs (the “Second Closing”). The Second Closing may occur on ten business days’ notice by the Company to the subscribers on or before the forty-fifth day after the satisfaction of conditions specified in the Subscription Agreement, including but not limited to, officer certification that the Company has been for sixty days, and reasonably expects to be for the next twelve months, “cash flow break even” as defined in the Subscription Agreement.

Pursuant to the Subscription Agreement, the Company must file a preliminary proxy statement by October 25, 2006 (the “Proxy Filing Date”) seeking shareholder approval to increase its authorized shares of common stock to not less than 250,000,000 shares, and obtain shareholder approval and file an amendment to the Company’s articles of incorporation by December 20, 2006. Failing either of these, the holders of the Convertible Notes will be entitled to liquidated damages that will accrue at the rate of two percent of the amount of the purchase price of the outstanding Convertible Notes for each thirty days or pro rata portion thereof during such default.

Subject to the terms of the Subscription Agreement, the Company has agreed to file registration statements covering the resale of 130% of the shares of common stock that may be issuable upon conversion of Convertible Notes, and 100% of the shares of common stock issuable upon the exercise of the warrants. The first such registration statement must be filed on or before January 2, 2007 and declared effective by March 31, 2007 (subject to earlier filing deadlines as provided in the Subscription Agreement). In the event any registration statement is not timely filed or declared effective by the dates specified in the Subscription Agreement, liquidated damages will accrue at the rate of two percent of the purchase price of the outstanding Convertible Notes and purchase price of the common shares issued upon conversion of the Convertible Notes for each thirty days (or pro rata portion thereof), up to a maximum of 24%.

In addition to the Convertible Notes sold for a net purchase price of $2,324,700, we previously entered into agreements with certain investors whereby they converted $4,557,305 of debt into the Company’s common stock as reported in our prior Forms 8-K filed on September 22, 2006 and September 29, 2006. When combined, the private placement for Convertible Notes and prior debt conversion results in $6,882,005 of new funding and debt restructure.

The number of shares of the Company's common stock outstanding on October 17, 2006 was 95,926,252.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

See Item 1.01 above.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 -	Subscription Agreement
10.2 -	Form of Class C Warrant
10.3 -	Form of Secured Convertible Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2006	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer

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EXHIBIT INDEX

Exhibit #
10.1 -	Subscription Agreement
10.2 -	Form of Class C Warrant
10.3 -	Form of Secured Convertible Note

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